Daktronics, Inc. Announces First Quarter Fiscal 2013 Results

Brookings, S.D. – August 21, 2012 - Daktronics, Inc. (Nasdaq - DAKT) today reported fiscal 2013 first quarter net sales of $132.9 million and net income of $6.7 million, or $0.16 per diluted share, compared to net sales of $118.7 million and net income of $3.4 million, or $0.08 per diluted share, for the first quarter of fiscal 2012.   Fiscal 2013 first quarter orders were a record $173.5 million compared to $140.2 million for the first quarter of fiscal 2012. Backlog at the end of the fiscal 2013 first quarter was approximately $164 million, compared with a backlog of approximately $154 million a year earlier and $123 million at the end of fiscal 2012.

Free cash flow, defined as cash provided by operations less net purchases of property and equipment, was $15.2 million through the first quarter of fiscal 2013, compared to $8.8 million through the same period in fiscal 2012.  Cash and marketable securities at the end of the first quarter of fiscal 2013 were $63.9 million.

“Our positive results for the quarter were led by an increase in our top line in conjunction with increased gross profit margins,” said Jim Morgan, president and chief executive officer. “The increase in gross profit margins was primarily driven by higher than expected margins on large contracts in our Live Events and Transportation business units, including some unusually large gains on a few contracts.”

“The results also reflected the benefits of our emphasis on cost containment throughout the organization. Although operating expenses were up compared to a year ago, they were down by almost six percent from the fourth quarter of fiscal 2012. We are putting a continued emphasis on our cost infrastructure and look forward to achieving incremental earnings leverage as our sales increase,” continued Morgan.

Orders

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Orders in the first quarter of fiscal 2013 for the Live Events business unit were up approximately 29 percent compared to the first quarter of fiscal 2012. Orders were driven by projects across both college and professional facilities and included new systems for Syracuse University, the University of Minnesota, the University of Washington, Nationwide Arena, home of the NHL's Columbus Blue Jackets and a number of other facilities.

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Orders in the International business unit were up more than 15 percent over the first quarter of fiscal 2012. The increase was driven by orders from a number of outdoor advertising companies located around the world, including Puerto Rico, Mexico, Australia, and Saudi Arabia.

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Orders in the Commercial business unit were down approximately six percent for the first quarter of fiscal 2013 compared to the prior year's first quarter. The decline was driven primarily by a $7 million dollar decline in large video display orders due to an especially strong quarter a year ago. Offsetting that decline were increases of 22 percent and 15 percent in the billboard and national account portions of this business unit, respectively. Net sales in the Commercial business unit increased approximately 17 percent as a result of the previously announced multi-million dollar replacement program for a national account customer upgrading its on-premise advertising displays.

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Orders in the Transportation business were up over 104 percent primarily as a result of an order of approximately $21 million for video displays at the LAX Bradley International Terminal in Los Angeles. The company expects to deliver this project over the next six months. The first quarter of fiscal 2013 did not include any orders related to the previously announced $20 million procurement contract with the New Jersey Turnpike Authority. The first $6 million commitment of this project is expected to book in the second quarter of fiscal 2013 and is not included in backlog as of the end of the first quarter of fiscal 2013.

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Orders in the Schools and Theatres business unit were up approximately 29 percent in the first quarter of fiscal 2013 compared to the same period in fiscal 2012. The improvement in the first quarter is in part due to the growing interest in larger video display systems for high schools. Orders for video systems included projects in South Carolina, Minnesota, Missouri, and Indiana.

Morgan added, “I commend all of our employees for their excellent performance in booking orders for the quarter, achieving a record level of orders for the quarter beating the previous record of $164 million. It was a true team effort.”

Outlook
Morgan added, “We were pleased to start fiscal 2013 off strong as this is a step in the right direction on our path towards our strategic goal of significantly higher operating margins. With the record level of orders booked during the first quarter of fiscal 2013, we expect that net sales in the second quarter of fiscal 2013 will exceed the level of net sales in the second quarter of fiscal 2012. Due to the fact we had some unusually large gains on some contracts in the first quarter of fiscal 2013 we may not achieve the same level of gross profit margin in the second quarter of fiscal 2013; however we expect to exceed the gross profit margin recognized in the second quarter of fiscal 2012. We continue to work to improve gross profit margin through initiatives in product design, manufacturing, and project management. Regarding capital investment, we are estimating that our investment for fiscal 2013 will be approximately $14 million, down from $16.5 million in fiscal 2012.”

“On the product side, we continue to focus on video technology with tighter pixel pitches for outdoor applications using LED surface mount technology, which will offer improved performance at a lower cost point over our current offering. We plan to begin rolling out the first models of a new family of products using this technology later this fiscal year. We are also completing the development of a new full-color family of Vanguard displays for our transportation market that will roll out yet this calendar year,” continued Morgan.

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, Schools and Theatres and Transportation, and one International business unit. For more information, visit the company's World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2012 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	July 28, 2012	July 30, 2011

Net sales	$132,919	$118,698
Cost of goods sold	96,529	89,191
Gross profit	36,390	29,507

Operating expenses:
Selling expense	13,080	12,209
General and administrative	6,581	6,464
Product design and development	6,021	5,718
	25,682	24,391
Operating income	10,708	5,116

Nonoperating income (expense):
Interest income	431	435
Interest expense	(87)	(76)
Other income (expense), net	(180)	(146)

Income before income taxes	10,872	5,329
Income tax expense	4,194	1,961
Net income	$6,678	$3,368

Weighted average shares outstanding:
Basic	42,068	41,725
Diluted	42,141	41,941

Earnings per share:
Basic	$0.16	$0.08
Diluted	$0.16	$0.08

Cash dividends paid per share	$0.115	$0.11

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	Three Months Ended
	July 28, 2012	July 30, 2011
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$38,889	$30,592
Marketable securities	25,050	25,258
Accounts receivable, net	76,673	66,923
Inventories	55,934	54,924
Costs and estimated earnings in excess of billings	27,589	23,020
Current maturities of long-term receivables	5,894	5,830
Prepaid expenses and other assets	5,984	5,528
Deferred income taxes	10,936	10,941
Income tax receivables	1,739	5,990
Total current assets	248,688	229,006

Long-term receivables, less current maturities	13,471	12,622
Goodwill	3,316	3,347
Intangibles	1,352	1,409
Advertising rights, net and other assets	1,039	1,157
Deferred income taxes	30	30
	19,208	18,565
PROPERTY AND EQUIPMENT:
Land	1,497	1,497
Buildings	56,467	56,431
Machinery and equipment	61,949	61,654
Office furniture and equipment	15,646	15,648
Computer software and hardware	42,709	42,172
Equipment held for rental	983	1,003
Demonstration equipment	9,151	9,806
Transportation equipment	4,196	4,116
	192,598	192,327
Less accumulated depreciation	126,942	123,931
	65,656	68,396
TOTAL ASSETS	$333,552	$315,967

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	Three Months Ended
	July 28, 2012	July 30, 2011
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable, bank	$470	$1,459
Accounts payable	35,550	33,906
Accrued expenses	22,446	22,731
Warranty obligations	13,156	13,049
Billings in excess of costs and estimated earnings	20,254	14,385
Customer deposits (billed or collected)	19,473	12,826
Deferred revenue (billed or collected)	9,999	9,751
Current portion of other long-term obligations	388	359
Income tax payable	755	665
Deferred income taxes	55	42
Total current liabilities	122,546	109,173

Long-term warranty obligations	9,451	9,166
Long-term deferred revenue (billed or collected)	4,480	4,361
Other long-term obligations, less current maturities	1,671	1,009
Deferred income taxes	1,453	1,453
Total long-term liabilities	17,055	15,989
TOTAL LIABILITIES	139,601	125,162

SHAREHOLDERS' EQUITY:
Common stock	35,420	34,631
Additional paid-in capital	25,084	24,320
Retained earnings	133,676	131,830
Treasury stock, at cost, 19,680 shares	(9)	(9)
Accumulated other comprehensive (loss) income	(220)	33
TOTAL SHAREHOLDERS' EQUITY	193,951	190,805
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$333,552	$315,967

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Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	July 28, 2012	July 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,678	$3,368
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,819	4,584
Amortization	57	67
Amortization of premium/discount on marketable securities	48	51
Loss (gain) on sale of property and equipment	3	48
Share-based compensation	762	867
Excess tax benefits from share-based compensation	(2)	—
Provision for doubtful accounts	(281)	(260)
Deferred income taxes, net	19	(16)
Change in operating assets and liabilities	5,405	2,931
Net cash provided by operating activities	16,508	11,640

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,443)	(2,903)
Proceeds from sale of property and equipment	92	26
Purchases of marketable securities	(3,857)	(5,264)
Proceeds from sales and maturities of marketable securities	3,999	2,485
Net cash used in investing activities	(1,209)	(5,656)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	—	311
Payments on notes payable	(982)	—
Proceeds from exercise of stock options	58	218
Excess tax benefits from share-based compensation	2	3
Principal payments on long-term obligations	—	—
Dividends paid	(4,832)	(4,588)
Net cash used in financing activities	(5,754)	(4,056)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(128)	77
NET INCREASE IN CASH AND CASH EQUIVALENTS	9,417	2,005

CASH AND CASH EQUIVALENTS:
Beginning of period	29,423	54,308
End of period	$38,840	$56,313

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Daktronics, Inc. and Subsidiaries
Net Sales and Orders by Business Unit
(in thousands)
(unaudited)

	Three Months Ended
	July 28, 2012	July 30, 2011
Net Sales:
Commercial	$38,356	$32,703
Live Events	44,509	38,517
Schools & Theatres	18,174	18,483
Transportation	16,596	11,500
International	15,284	17,495
	$132,919	$118,698
Orders:
Commercial	$44,599	$47,242
Live Events	50,699	39,335
Schools & Theatres	23,458	18,173
Transportation	32,036	15,674
International	22,750	19,766
	$173,542	$140,190

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Three Months Ended
	July 28, 2012	July 30, 2011
Net cash provided by operating activities	$16,508	$11,640
Purchase of property and equipment	(1,443)	(2,903)
Proceeds from sales of property and equipment	92	26
Free cash flow	$15,157	$8,763

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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